Exhibit 99.1

               Allegheny Technologies Announces Expansion of its
              Nickel-based Alloy and Specialty Alloy Capabilities


    PITTSBURGH--(BUSINESS WIRE)--Sept. 8, 2005--Allegheny Technologies Incorporated (NYSE:ATI) announced today an expansion of its premium-melt nickel-based alloy, superalloy, and specialty alloy production capabilities. These investments are aimed at increasing ATI's capacity to produce these high performance alloys used for aero-engine rotating parts; airframe applications; oil and gas exploration, extraction, and refining; and power generation land-based turbines and flue gas desulfurization pollution control units. These incremental capital investments of approximately $30 million over the next 15 months will be funded from internal cash flow.
    Major projects of this expansion, which is expected to increase ATI's premium-melt capacity by approximately 20%, include:

    -- Upgrading and expanding vacuum induction melt (VIM) capacity. VIM is a melting process designed for premium grades with high alloy content that require more precise chemistry control and lower impurity levels.

    -- Installation of two new electro-slag re-melt (ESR) furnaces and three new vacuum arc re-melt (VAR) furnaces. ESR and VAR furnaces are consumable electrode re-melting processes used to improve both the cleanliness and metallurgical structure of alloys.

    "We expect growth of approximately $70 million of annual revenue with attractive after-tax returns from these capital projects when they are implemented," said Pat Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. "These incremental capital investments add premium-melt capacity to help maximize the potential of our installed asset base and optimize market opportunities for ATI. As a result of investments made during the past several years, ATI has unparalleled finishing operations for a broad range of high performance alloys in straight-length and flat-rolled products.
    "These strategic investments to expand our nickel-based alloy, superalloy, and specialty alloy product capabilities are another milestone in profitably growing our high performance metals business. This expansion follows our recently announced $100 million investment to grow ATI's titanium product capabilities."
    Market demand for premium-melt nickel-based alloy, superalloy, and specialty alloy products is currently strong and is expected to continue to grow:

    -- Demand for ATI's premium-melt alloys from the aerospace market, for both aero-engine and airframe applications, is expected to continue to be robust for the next several years. The new generation of fuel efficient aircraft increases the need for ATI's nickel-based superalloys and high-strength specialty stainless alloys.

    -- Demand for ATI's premium-melt alloys is strong from the oil and gas market for sub-sea piping, banding straps for flow lines, umbilical, instrumentation, and injection tubing. Deeper wells and more corrosive conditions increase demand for premium-melt nickel-based and specialty alloys.

    -- Demand for ATI's premium-melt alloys is expected to be strong from the power generation market for industrial gas turbines
        (IGT) and flue gas desulfurization (FGD) pollution control equipment. Demand for FGD units at coal power generation plants is expected to grow in the United States as a result of legislation. In addition, strong demand is expected to continue from Asia for both new power plants and upgrades of pollution control equipment.

    Allegheny Technologies is a leading producer of nickel-based alloys, superalloys, and specialty alloys. ATI manufactures straight-length products (long products), including ingot, billet, bar, and rod; and flat-rolled products, including plate, sheet, and strip. ATI is a technology leader in manufacturing, research and development for these products.
    ATI's premium-melt products typically exhibit any of the properties of high temperature resistance, high strength, and high temperature oxidation resistance. Some examples of ATI's premium-melt alloys include Nickelvac(R) 625, Altemp(R) 625, AL 625 HP(TM), Nickelvac(R) 825, AL 825(TM), Altemp(R) 718, Allvac(R) 718, Allvac(R) 718 Plus(TM), Altemp(R) HX, Altemp(R) A286, Vasco(R)15-5, AL 15-5(TM), Vasco(R) 403, AL 276, AL 22, AL 255, AM 350(TM), and AM 355(TM)
alloys. For more information on ATI's broad range of specialty alloys, visit www.alleghenytechnologies.com.
    This news release contains forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission.
    Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials producers in the world with revenues of approximately $2.7 billion in 2004. ATI has approximately 9,000 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty materials solutions. Our principle markets are aerospace, construction and mining, chemical processing/oil & gas, food equipment and appliance, automotive, electrical energy, machine and cutting tools, and medical. Our products include nickel-based alloys and superalloys, titanium and titanium alloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, silicon and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.



    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004